SUMMARY OF BUSINESS TERMS OF
                 PROPOSED TELEVISION STATION JOINT VENTURE
                           BETWEEN CBS INC. AND
                  WESTINGHOUSE BROADCASTING COMPANY, INC.


Form of Joint
Venture Company:              A Delaware general partnership (the
                              "Partnership") formed pursuant to an
                              agreement of general partnership (the
                              "Partnership Agreement") between a
                              special purpose wholly owned subsidiary
                              ("SPC A") of Westinghouse Broadcasting
                              Company, Inc. ("Group W"), which is a
                              subsidiary of Westinghouse Electric
                              Corporation ("Westinghouse"), and a
                              special purpose corporation ("SPC B"
                              and, together with SPC A, the
                              "Partners") in which Group W will own a
                              majority voting interest and CBS Inc.
                              ("CBS" and, together with Westinghouse,
                              the "Parents") will own a minority
                              voting interest as described in
                              Schedule A attached hereto.

                              Notwithstanding anything to the contrary set forth above, (i) Group W will be permitted to cause SPC A to be formed as a special purpose, bankruptcy remote limited partnership with a newly formed, special purpose, bankruptcy remote general partner and (ii) CBS will be permitted to own its interest in SPC B through a subsidiary; provided that such subsidiary, if any, and Group W shall each remain at least majority owned by CBS and Westinghouse, respectively, at all times that such Parent retains its indirect interest in the Partnership.

Purpose:                      The purpose of the Partnership will be
                              to acquire, own, operate, promote,
                              develop, sell or otherwise dispose of
                              television stations and their related
                              licenses, permits, leases, contracts and
                              other assets (collectively, "Stations")
                              in the United States, with the Stations
2

                              owned from time to time by it being
                              affiliated with the CBS Television
                              Network, a division of CBS (the
                              "Network"), and to do all lawful things
                              necessary, appropriate or advisable
                              which are related to such purpose.

Term: The term of the Partnership will commence on the closing date and will continue until terminated as provided under "Withdrawal; Termination; Winding Up, Liquidation and Dissolution" below or as otherwise required by applicable law.

Partners;
Partnership Interests:        Upon formation of the Partnership, SPC B
                              will be the sole managing general
                              partner with full authority to manage
                              and operate the affairs of the
                              Partnership (the "Managing General
                              Partner").  As described in Schedule A
                              attached hereto, SPC B will have
                              approximately 50.2563%, and SPC A will
                              have the remainder, of the general
                              partnership interest in the Partnership
                              (each, a "Percentage Interest"), which
                              represents an allocation that will give
                              CBS and Group W an equal economic
                              interest in the Partnership (without
                              giving effect to any Preferred Interest
                              or Preferred Equalization Interest).

Contributions:                Subject to the fourth paragraph of this
                              caption, Group W will contribute to the
                              Partnership, almost entirely through
                              SPC A (with a small portion of working
                              capital or other liquid assets being
                              contributed through SPC B), its Station
                              in Philadelphia, KYW-TV ("Group W's
                              Philadelphia Station").  In
                              consideration for such contribution,
                              Group W will receive all the common
                              stock of SPC A and 51 shares of voting
                              common stock of SPC B, as is described
                              in Schedule A attached hereto.

3

                              Subject to the fourth paragraph of this
                              caption, CBS will agree to exchange (or
                              sell) (the "Exchange") on a
                              substantially tax-free basis, in the
                              most tax-efficient manner possible, its
                              existing Station in Philadelphia, WCAU-
                              TV ("CBS' Philadelphia Station") (and,
                              in the context of the Exchange that has
                              been discussed between CBS and Group W
                              (the "Proposed Exchange"), certain
                              assets with respect to CBS' existing
                              Station in Miami, WCIX-TV ("CBS' Miami
                              Station")), for one or more other
                              Stations (which, in the context of the
                              Proposed Exchange, shall include certain
                              assets with respect to another Station
                              in Miami (the "Other Miami Station"))
                              (the "Exchanged Stations") in one or
                              more other markets selected by CBS.  CBS
                              will agree to contribute to the
                              Partnership, through SPC B, any after-
                              tax net proceeds or assets resulting
                              from the Exchange and, in the case of
                              the Proposed Exchange, CBS' Miami
                              Station, including certain assets
                              received with respect thereto from the
                              Other Miami Station pursuant to the
                              Proposed Exchange.  If the Exchange
                              results in a sale solely for cash, SPC A
                              shall be entitled to a Preferred
                              Interest described below, and no
                              adjustment will be made thereto.  If the
                              Proposed Exchange is consummated, then
                              SPC B shall be entitled to a Preferred
                              Interest, which shall be reduced to the
                              extent of any Cash Flow Shortfall (as
                              defined below) resulting from the
                              Proposed Exchange as described under
                              "Preferred Interest" below (and, if in
                              such case the Cash Flow Shortfall
                              exceeds $1,300,000, SPC A shall receive
                              a Preferred Interest in an amount equal
                              to such excess, as described under
                              "Preferred Interest" below).  If,
                              however, the Proposed Exchange is not
                              consummated and an Exchange involving
                              only CBS' Philadelphia Station is
4

                              consummated, then SPC A shall be
                              entitled to a Preferred Interest, which
                              shall be increased to the extent of any
                              Cash Flow Shortfall resulting from such
                              Exchange as described under "Preferred
                              Interest" below.  The CBS Station or
                              Stations that are to be traded away in
                              any Exchange are referred to herein as
                              the "Offered Station(s)".  A "Cash Flow
                              Shortfall" means, with respect to any
                              Exchange, the amount, if any, by which
                              the aggregate annual cash flow of the
                              Exchanged Stations received pursuant to
                              such Exchange (which, in the context of
                              the Proposed Exchange, shall be deemed
                              to include the Other Miami Station
                              solely for purposes of this calculation) is less than that of the Offered Station(s) (which, in the context of the Proposed Exchange, shall be deemed to consist of CBS' Philadelphia Station and CBS' Miami Station solely for purposes of this calculation) (in each case determined using calendar-year 1994 cash flows).

                              As a result, and after giving effect to
                              the issuance of the Preferred
                              Equalization Interests described below,
                              each of CBS and Group W will share
                              equally any costs and expenses of
                              (including any costs and expenses
                              incurred in connection with a drop-down
                              of Stations into a captive partnership
                              to facilitate, and the negotiation and
                              implementation of, and any taxes
                              recognized as a result of), and any
                              profits from, the Exchange.  Any cash so
                              received in connection with the Exchange
                              will be used by the Partnership to
                              acquire a Station or Stations selected
                    *         by CBS within      years following such
                              receipt (provided that each such
                              acquisition shall be of an Eligible
                              Station (as defined below) in a
                    *         community not served by
                                                        and CBS


*Confidential portion omitted and filed separately
5

                              shall not select any Station that would
                              result in the violation by Group W of
                              the FCC (as defined below) multiple
                              ownership rules or any other applicable
                              FCC rules and regulations), or, if not
                              so used, will thereafter be allocated
                              and distributed to the Partners in
                              accordance with their respective
                              Percentage Interests. The structure and documentation of the Exchange and of any such acquisition shall be reasonably satisfactory to Group W.

                              Notwithstanding the foregoing, if CBS is unable to enter into a definitive agreement to effect the Exchange of CBS'
                    *         Philadelphia Station within
                              following execution of this Summary, or
                              such earlier time as the parties may
                              mutually agree, then CBS would be
                              required to contribute CBS' Philadelphia
                              Station to the Partnership, and Group W
                              would be required to sell Group W's
                              Philadelphia Station for cash (or
                              exchange it for one or more Stations
                              selected by Group W (provided that each
                              such Station shall be an Eligible
                              Station, and Group W shall not select
                              any Station that would result in a
                              violation by CBS of any applicable FCC
                              rules and regulations)).  Group W would
                              contribute to the Partnership, almost
                              entirely through SPC A, an amount equal
                              to the after-tax proceeds from such sale
                              (computed using the maximum applicable
                              statutory federal, state and local tax
                              rates), plus an amount equal to one-
                              sixth of such federal tax liability.
                              Such cash contribution will be used by
                              the Partnership to acquire one or more
                    *         Stations selected by Group W within
                                        following such contribution
                              (provided that each such acquisition
                              shall be of an Eligible Station, and
                              Group W shall not select any Station
                              that would result in a violation by CBS
                              of any applicable FCC rules or


*Confidential portion omitted and filed separately
6

                              regulations), or, if not so used, will
                              thereafter be allocated and distributed
                              to the Partners in accordance with their respective Percentage Interests. The structure and documentation of any such acquisition shall be reasonably satisfactory to CBS. The parties agree that the provisions of the immediately preceding paragraph relating to the sharing of all costs and expenses of, and any profits from, the Exchange shall apply equally to any sale or exchange of Group W's Philadelphia Station pursuant to this paragraph.

                              The "Retained Philadelphia Station" is
                              defined as whichever party's
                              Philadelphia Station is contributed to
                              the Partnership and not sold or
                              Exchanged, the "Exchanged Stations" are
                              defined as the Station or Stations
                              acquired for the benefit of the
                              Partnership in the Exchange or purchased with the after-tax proceeds of the sale of the other party's Philadelphia Station and the "Original Stations" are defined as the Retained Philadelphia Station and the Exchanged Stations.

                              At the time each such contribution is
                              completed, the Original Stations will be attributed to Group W and not to CBS, for purposes of the Federal
                              Communication Commission ("FCC")
                              attribution-of-ownership rules.

                              Each such contribution of Stations by
                              CBS and Group W will also include an
                              assignment of all related operating
                              liabilities (whether accrued or
                              contingent) associated with such
                              Stations, which liabilities shall be
                              assumed by the Partnership.  However,
                              the Partnership will not assume any
                              third-party indebtedness for borrowed
                              money or any litigation relating to the
                              contributed Stations or arising from
7

                              events occurring prior to the date such
                              Stations are contributed and will not
                              assume any environmental, ERISA or tax
                              liabilities relating to the contributed
                              Stations; provided, however, that the
                              foregoing reference to tax liabilities
                              shall not be deemed to override the
                              other provisions contained in this
                              Summary that allocate between the
                              parties the tax costs and benefits
                              related to Station acquisitions or
                              dispositions, such as the Exchange.
                              The Partnership Agreement also will
                              provide that within 90 days following
                              the date the Original Stations are
                              contributed to the Partnership, the
                              Partnership's independent auditor will
                              prepare and deliver to each Parent a
                              statement as to the amount of Working
                              Capital as of such date with respect to
                              the Original Stations contributed by
                              each Parent.  "Working Capital" is
                              defined as all current assets minus all
                              current liabilities determined in
                              accordance with generally accepted
                              accounting principles.  If the Working
                              Capital of the Original Station(s) being
                              contributed by one Parent exceeds that
                              of the Original Station(s) being
                              contributed by the other Parent (or, if
                              either party's Philadelphia Station is
                              sold for cash, the Working Capital of
                              such Station immediately prior to such
                              sale) (such excess, plus interest
                              thereon at the Partnership's short-term
                              borrowing rate from the date of
                              contribution to the date of the payment
                              referred to below, being referred to
                              herein as the "Excess Amount"), then the
                              Parent with such excess shall be deemed
                              to have not contributed an amount of
                              receivables (or other current assets)
                              equal to the Excess Amount. In such a
                              case, the Partnership will act as an
                              agent for such Parent in collecting such
                              receivables, holding such current assets
                              and making a cash distribution, through
8

                              its respective Partner within 10 days
                              after the statement is delivered, of an
                              amount equal to the Excess Amount.

Preferred
Interest:                     The Partnership will issue to SPC B (in
                              the event that the Proposed Exchange is
                              consummated) or to SPC A (in the event
                              that (i) the Proposed Exchange is
                              consummated and the Cash Flow Shortfall
                              exceeds $1,300,000 or (ii) the Proposed
                              Exchange is not consummated, and an
                              Exchange involving only CBS'
                              Philadelphia Station, or a sale or
                              exchange of Group W's Philadelphia
                              Station, is consummated) a preferred,
                              non-voting interest in the Partnership
                              (the "Preferred Interest"), which will
                              represent the right to receive from
                              Distributable Cash (as defined below),
                              prior to any payment to the Partners in
                              respect of their Percentage Interests
                              and pari passu with any payments in
                              respect of the Preferred Equalization
                              Interests, an amount per year equal to
                              the Preferred Interest Amount.

                              The "Preferred Interest Amount" shall
                              equal (i) for the first year following
                              the consummation of the Exchange, (A) in
                              the event that the Proposed Exchange is
                              consummated, $1,300,000, minus the Cash
                              Flow Shortfall, if any (such Cash Flow
                              Shortfall being adjusted higher or lower
                              by an amount equal to the quotient of
                              (1) the amount of cash, if any, paid or
                              received, as the case may be, by CBS (or
                              its designee) as part of the Exchange,
                              the pre-tax portion of which will be
                              contributed to the Partnership, and
                              (2) 10) (if such difference calculated
                              pursuant to this clause (A) is negative
                              (the "Negative Cash Flow Amount"), then
                              SPC A shall be entitled to receive a
                              Preferred Interest with an initial
                              Preferred Interest Amount equal to the
                              Negative Cash Flow Amount, expressed as
9

                              a positive number) or (B) in the event
                              that the Proposed Exchange is not
                              consummated, and an Exchange involving
                              only CBS' Philadelphia Station, or a
                              sale or exchange of Group W's
                              Philadelphia Station, is consummated,
                              $5,194,000, plus the Cash Flow
                              Shortfall, if any (adjusted as described above), (ii) for each of the next three years, the Preferred Interest Amount at the end of the prior year increased by a factor equal to the lesser of (x) the then-current annual percentage increase in the United States' Gross Domestic Product (as published by the United States Department of Commerce) or (y) 4% per annum and (iii) for each year thereafter, the Preferred Interest Amount at the end of the fourth year.

                              In addition, in the event that any
                              Exchanged Station (in the case of a
                              Preferred Interest payable to SPC B) or
                              the Retained Philadelphia Station (in
                              the case of a Preferred Interest payable
                              to SPC A), as the case may be, is sold
                              by the Partnership, the Preferred
                              Interest will also represent the right
                              to receive, out of the proceeds of such
                              sale, prior to any payment to the
                              Partners in respect of their Percentage
                              Interests and pari passu with any
                              payments in respect of the Preferred
                              Equalization Interests, an amount equal
                              to the product of the then-current
                              Preferred Interest Amount (or pro rata
                              portion thereof (based on relative cash
                              flows calculated for the purpose of
                              determining any Cash Flow Shortfall),
                              attributable to the Station being sold,
                              if the Preferred Interest Amount
                              represents the cash flows of more than
                              one Station) and the Preferred Interest
                              Multiple.  The "Preferred Interest
                              Multiple" shall mean (a) in the event of
                              any sale of a Station referred to in the
                              first sentence of this paragraph, the
10

                              multiple of the pre-tax and pre-interest cash flow received by the Partnership on such sale (based upon the aggregate consideration paid, including by assumption of debt), and (b) in the event of a liquidation of the Partnership's assets not resulting in a sale of any Exchanged Station or the Retained Philadelphia Station, as the case may be, with an identifiable multiple, 10.

Preferred Equalization
Interests:                    In order to allocate all the financial
                              benefits and liabilities, including tax
                              liabilities, arising from the Exchange
                              (including the receipt of any gain
                              recognized from the Exchange) or
                              attributable to the disposition of the
                              Original Stations, in each case in
                              accordance with the Partners' respective
                              Percentage Interests, each Partner will
                              receive a Preferred Equalization
                              Interest upon consummation of the
                              Exchange.  The "Preferred Equalization
                              Interest" will represent the right of a
                              Partner to receive from Distributable
                              Cash, prior to any payment to the
                              Partners in respect of their Percentage
                              Interests and pari passu with any
                              payment in respect of any Preferred
                              Interest (but in no event before the
                              second anniversary of the formation of
                              the Partnership), (i) in the case of
                              SPC B, an amount sufficient to pay to
                              CBS the sum of the related transaction
                              costs and the tax (computed at the
                              maximum applicable statutory federal,
                              state and local tax rates, and grossed
                              up at such rates so that such amount is
                              received on an after-tax basis) on the
                              amount of taxable gain recognized by
                              CBS, if any, in connection with the
                              Exchange under the Internal Revenue Code
                              of 1986, as amended (the "Code"), and
                              (ii) in the case of either Partner, an
                              amount equal to the tax (computed at the
11

                              maximum applicable statutory federal,
                              state and local tax rates, and grossed
                              up at such rates so that such amount is
                              received on an after-tax basis) on the
                              amount of taxable income of the
                              Partnership specially allocated to such
                              Partner (through an allocation of gain
                              to such Partner, an allocation of loss
                              to the other Partner, or in any other
                              manner with respect to the disposition
                              of the Original Stations contributed by
                              such Partner to the Partnership) by
                              reason of Section 704(c) of the Code.
                              Each Preferred Equalization Interest
                              shall include the right to receive
                              interest from the due date (without
                              extension) for such Parent's tax return
                              on which such special allocation is
                              reflected at a rate per annum equal to
                              6.83%, compounded annually. The parties further agree that they shall allocate the depreciation of the tax basis of the Original Stations in an appropriate manner.

                              Notwithstanding the foregoing, no
                              Preferred Equalization Interest shall be issued in connection with any gain allocated to the Preferred Interest as described under "Preferred Interest" above.

Allocations of Profits
and Losses:                   General.  Profits and losses of the
                              Partnership (for financial accounting
                              and tax purposes) shall be allocated to
                              the Partners pro rata in proportion to
                              their respective Percentage Interests.

                              Preferred Interest and Preferred
                              Equalization Interest.  Notwithstanding
                              the foregoing, an amount of profit (for
                              financial accounting and tax purposes)
                              equal to the amount of any distribution
                              made to either SPC A or SPC B, as the
                              case may be, in respect of the Preferred
                              Interest and any distribution made to
12

                              either Partner in respect of the
                              Preferred Equalization Interest shall be allocated to such Partner.

                              Tax Allocations. Allocations of profit, loss and other items for tax purposes shall be made as described above, except as otherwise required by Section 704(c) of the Code, and the regulations thereunder. Allocations will be reflected in capital accounts maintained pursuant to Section 704(b) of the Code and the regulations thereunder.

Distributions:                Distributions shall be made by the
                              Partnership to the Partners on a
                              quarterly basis to the extent of any
                              Distributable Cash of the Partnership
                              for the preceding quarterly period.
                              Distributions to the Partners shall be
                              made, first, pro rata to either SPC A or SPC B, as the case may be, in an amount payable in respect of the Preferred
                              Interest and to the Partners in an
                              amount payable, if any, in respect of
                              their respective Preferred Equalization
                              Interests, and second, to each Partner
                              (pro rata in proportion to its
                              Percentage Interest).  Notwithstanding
                              the foregoing, no distribution shall be
                              made in respect of a Preferred
                              Equalization Interest before the second
                              anniversary of the formation of the
                              Partnership.

                              "Distributable Cash" for any quarter
                              shall mean all available cash on hand
                              (other than cash received as part of the
                              Exchange, cash received from the sale or
                              as part of an exchange of Group W's
                              Philadelphia Station or any other cash
                              contributed to the Partnership to permit
                              it to acquire an Additional Station (as
                              defined below)) with respect to the
                              Partnership for such quarter, less
                              amounts required for Partnership
                              expenses then due, reasonable working
13

                              capital and capital expenditure purposes and for a creation of a reasonable reserve, if appropriate, for such quarter.

                              SPC B will be obligated to make a loan
                              to each of CBS and Group W of an amount
                              equal to their respective shares of any
                              distributions received by SPC B from the Partnership and the amount of interest paid by CBS or Group W, as the case may be, on such loan, unless CBS or Group W, as the case may be, requests otherwise with respect to itself. Any such loan will bear interest at an arms'-length market interest rate.

Governance Provisions:        As described below, the day-to-day
                              operations of the Partnership will be
                              conducted by the Partnership's
                              management.  All major strategic and
                              policy decisions will be made by the
                              Managing General Partner, through
                              meetings of both its directors and its
                              stockholders.

                              Notwithstanding anything to the contrary
                              set forth herein, CBS will have an
                              option, exercisable in its sole
                              discretion as a result of the occurrence
                              of a breach by the Partnership of the
                              carriage requirements of its Affiliation
                              Agreement (as defined below) with
                              respect to a Station entitling the
                              Network to terminate such Affiliation
                              Agreement, upon a payment to Group W of
                              $500,000 with respect to the Station or
                              Stations as to which such breach has
                              arisen out of the same facts and
                              circumstances, to acquire, on a Station-
                              by-Station basis, the right to cause
                              Group W (i) to grant to CBS a proxy to
                              vote one share of SPC B common stock
                              held by Group W on all matters relating
                              to such Station and (ii) to seek,
                              together with CBS, to locate new
                              management to run and operate such
14

                              Station.  In the event that the parties
                              are unable to agree on such new
                              management, after good faith
                              negotiations, then the parties will each submit their respective choices for new management to an independent arbitrator, whose determination would be final. If the parties are unable to agree on an independent arbitrator, CBS and Group W shall designate one such arbitrator and those two arbitrators will together designate a third arbitrator.

  Day-to-day operations:      The executive officers and employees of
                              Group W, selected by Group W and the
                              Managing General Partner pursuant to the Master Service Agreement (as defined below), will manage the day-to-day operations of the Partnership and will make all decisions relating to the Partnership not otherwise reserved to the Managing General Partner.

  Decisions by Managing
  General Partner:            Those decisions to be made by SPC B that
                              are referred to in the following
                              paragraph, and any other material
                              decisions that the parties mutually
                              agree to set forth in the Partnership
                              Agreement, will require the approval of
                              the stockholders of SPC B (the
                              "Stockholders") and the Board of
                              Directors of SPC B (the "Board").  All
                              decisions by the Stockholders, other
                              than with respect to Primary Matters (as
                              defined below) (which will require a
                              vote of Stockholders owning more than
                              75% of the outstanding common stock of
                              SPC B), will require the affirmative
                              vote of a majority of the Stockholders.
                              The Stockholders will meet at least
                              quarterly.  The Stockholders may act by
                              actual meetings, by telephone conference
                              or by written consent.  Either Parent
                              can call a meeting of the Stockholders
                              at any time upon at least five business
                              days' prior written notice to the other
15

                              Parent.  All decisions by the Board,
                              which will not include any member
                              appointed by CBS, will be subject to
                              approval by the Stockholders, to the
                              extent permitted by law.  Each director
                              on the Board will serve without
                              compensation or reimbursement of
                              expenses by the Managing General
                              Partner.

                              Approval by the Managing General Partner will be required with respect to the following (each of which will require both Board and Stockholder approval):

                              (a) any change in the purposes of the
                              Partnership from that described under
                              "Purpose" above;

                              (b) the sale, transfer or encumbrance of any interest in the Partnership by either Partner; or the sale, transfer or encumbrance of (other than as permitted under "Transfers of Interests" below) any interest in either Partner or options or rights to acquire interest in either Partner;

                              (c) any amendment to the Partnership
                              Agreement;

                              (d) the making of any allocation of
                              income or losses or the distribution of
                              profits or assets or any return of
                              capital other than as described under
                              "Allocations of Profits and Losses" and
                              "Distributions" above;

                              (e) approval of the Partnership's annual operating budget as described under
                              "Operating Budgets" below;

                              (f) the commencement of any proceeding
                              for a voluntary winding up or
                              dissolution of the Partnership;

                              (g) the incurring of any indebtedness
                              for borrowed money, the guaranteeing of
16

                              any obligation of any person or entity
                              or the granting of any liens; provided,
                              however, that the foregoing shall not
                              limit the Partnership's incurrence of
                              commercial bank indebtedness (i) to the
                              extent incurred for the purpose
                              described under "Further Acquisitions"
                              below or (ii) to the extent such
                              indebtedness (A) is in an amount not
                              exceeding 20% of the book asset value of the Partnership's assets and subject to a coverage ratio to be agreed upon,
                              (B) has a maximum floating interest rate of LIBOR plus .50% and (C) the proceeds of which are distributed to the Partners or used in the ordinary course of the Partnership's business;

                              (h) the advancing or loaning funds to
                              any person or entity (other than
                              advances in the ordinary course of
                              business);

                              (i) the making of any unbudgeted
                              expenditures (including capital
                              expenditures) in excess of $1,000,000 in the aggregate in any year, other than expenditures made in the ordinary course of the Partnership's business;

                              (j) the merger of the Partnership with
                              any other company, business concern,
                              firm or person, the sale of any
                              substantial amount of the assets of the
                              Partnership to any other company,
                              business concern, firm or person or the
                              entering into by the Partnership of any
                              partnership, joint venture or consortium or acquiring equity securities in another entity;

                              (k) the acquisition of (i) any business,
                              assets or other property for a purchase
                              price (including liabilities assumed by
                              the Partnership) in excess of $500,000
                              in the aggregate in any year, other than
                              assets and properties acquired in the
17

                              ordinary course of business or in
                              accordance with the Partnership's annual operating budget described under "Operating Budgets" below, or (ii) any Station (other than as described under "Contributions" above and "Further Acquisitions" below);

                              (l) the disposition of (i) any business, assets or other property of the Partnership having an aggregate fair market value (without reduction for Partnership liabilities) in excess of $500,000 in the aggregate in any year, other than a disposition in the ordinary course of business of the Partnership, or (ii) any Station; and

                              (m) the removal or replacement of
                              employees serving as executive officers
                              of the Partnership.

                              Without limiting the foregoing, approval by a vote of Stockholders owning more than 75% of the outstanding common stock of SPC B shall be required with respect to Primary Matters involving the Partnership or its assets. "Primary Matters" means any of the events referred to in paragraphs (a), (b), (c) (to the extent it would have a material adverse effect on CBS), (d), (f), (g) (except any event falling within the proviso thereto), (j) and (k). In addition, the Partnership shall be prohibited from disposing of the Retained Philadelphia Station without the consent of CBS, and any disposition of any other Station by the Partnership shall be subject to rights of first offer and first refusal in favor of CBS (or its designee) on terms to be agreed upon between CBS and Group W.

Business Plans:               Management will propose to the Managing
                              General Partner a multi-year business
                              plan for the Partnership at least
18


                              60 days prior to the consummation of the Partnership and will propose updates from time to time as necessary thereafter. Approval of the business plan requires the approval of majorities of the Board and Stockholders.

Operating Budgets:            Management will propose to the Managing
                              General Partner an annual operating
                              budget at least 60 days prior to the
                              beginning of each year. Approval of the annual operating budget requires the approval of majorities of the Board and Stockholders. The operating budget will describe anticipated revenues, expenditures (capital and operating) and cash requirements for the following year.

Management; Employees:        All individuals involved in the
                              management and operation of the
                              Partnership's business shall be
                              employees of Group W or its appropriate
                              affiliates and shall provide their
                              services for the benefit of the
                              Partnership pursuant to a master service agreement among the Partnership, Group W and its appropriate affiliates (the
                              "Master Service Agreement").  All terms
                              of the Master Service Agreement will be
                              on an arms'-length basis.  The
                              Partnership will not have any employees
                              of its own and will not establish any
                              separate employee benefit plans.

Ownership of Property:        Unless the Managing General Partner
                              determines otherwise, all assets and
                              property owned by the Partnership will
                              be held and recorded in the name of the
                              Partnership.  All such assets and
                              property shall be deemed to be owned by
                              the Partnership as an entity, and no
                              Partner individually shall have any
                              ownership of such property.

Affiliation Agreements:       The Partnership will enter into an
                              affiliation agreement with the Network
19

                              with respect to each Station owned by
                              the Partnership (an "Affiliation
                              Agreement"), in substantially the form
                              of Schedule B attached hereto.  Each
                              Affiliation Agreement will have an
                              initial term of 10 years and will be
                              automatically renewable by the Network
                              for additional successive five-year
                              terms for so long as CBS (or its
                              successor) has not sold exchanged,
                              transferred or otherwise disposed of its indirect interest in the Partnership to a third party as a separate, stand-alone transaction. Upon any breach by the Partnership of the carriage requirements of any Affiliation Agreement entitling the Network to terminate such
                              Affiliation Agreement, in addition to
                              any of the remedies therefor provided to the Network in the Affiliation Agreement, CBS will have the right, in its sole discretion, to (i) exercise its option described under "Governance Provisions" above with respect to the applicable Station or (ii) cause Group W to purchase such Station from the Partnership or to purchase CBS' entire interest in SPC B, in each case as described under "Transfers of Interests" below.

                              The Affiliation Agreement with respect
                              to the Retained Philadelphia Station
                              will provide for payment by the Network
                              of annual aggregate compensation on a
                              full live-clearance basis of the
                              existing Network program schedule in an
                              amount equal to the network affiliation
                              compensation payment being received by
                              Group W's Philadelphia Station as of
                              June 1, 1994 (adjusted for full
                              clearance).  Affiliate payment
                              compensation with respect to any other
                              VHF Stations owned by the Partnership
                              will be equal to the greater of their
                              then-existing affiliate payment
                              compensation and the affiliate payment
20

                              compensation then being paid by the
                              Network to its own affiliate in the
                              applicable market or, in the case of any UHF Station owned by the Partnership, will be equal to the amount of affiliate compensation, if any, determined by CBS, in each case adjusted to be on a full live-clearance basis of the existing Network program schedule. It is further understood that the charges to each of the Stations owned by the Partnership for the CBS Newsnet will be imposed
                              (i) in the case of a VHF Station, on a
                              basis that is consistent with the basis
                              on which CBS Newsnet fees are charged to all other CBS affiliates and (ii) in the case of a UHF Station, on a basis equal to one-half of the amount that would otherwise be charged to such Station if it were a VHF Station in the same geographic market.

Master Service
Agreement:                    Pursuant to the Master Service
                              Agreement, Group W and its appropriate
                              affiliates will provide all operational, administrative and data processing services to the Partnership as may be necessary or appropriate for the conduct of its business, including, without limitation, general management, Station operations, MIS, tax, facilities management, legal, accounting, insurance, benefits/pension, data processing and treasury/cash management.
                              There also will be service agreements
                              relating to production and talent with
                              respect to Group W's Philadelphia radio
                              station.  All such services to be
                              provided to the Partnership under the
                              Master Service Agreement will be
                              provided on arms'-length terms.

                              It is further understood that the
                              parties will agree upon an allocation of
                              a portion of Group W's management costs
                              to the Partnership that is between
21

                              (a) an allocation of only those costs
                              that are directly allocable to Stations
                              owned by the Partnership and (b) an
                              allocation of such management costs in
                              direct proportion to all Stations owned
                              or controlled by Group W (including
                              those owned by the Partnership);
                              provided, however, that in no event
                              shall Group W allocate to the
                              Partnership any management costs
                              attributable to executive management
                              (i.e., CEO, CFO, Chief Counsel, VP-Human
                              Resources) at the Group W level under
                              the Master Service Agreement or
                              otherwise (it being understood that the
                              management costs attributable to
                              executive management at the Group W
                              Television level shall be allocated to
                              the Partnership under the Master Service
                              Agreement in the manner described
                              above).

Trademarks:                   Rights to specified trade names,
                              trademarks, service marks or logos
                              related to each Parent will be licensed
                              on a royalty-free basis to the
                              Partnership, in each case for use in
                              accordance with the terms and subject to the conditions set forth in customary licensing agreements (which would terminate one year after a Parent no longer beneficially owns its interest in the Partnership); provided, however, that certain specified trade names, trademarks, service marks, logos and call letters used or related to a specific Station being contributed to the Partnership shall be contributed to the Partnership in connection therewith;
                              and provided further that the terms of a trademark license agreement will govern the rights to use certain trade names, trademarks, service marks and logos of the Network.

22

Auditors of the
Partnership:                  An independent auditor selected by the
                              CEO and approved by the Stockholders of
                              the Managing General Partner.  This
                              auditor will not be the auditor for
                              either of the Parents.

Access and Rights of
Inspection:                   Each Parent (and its agents) will have
                              the right to audit and inspect the books and records of SPC B and the Partnership and will have free access to such books and records and to all officers and employees acting on behalf of SPC B and the Partnership.

Reports to
Partners:                     The Partnership will provide to each
                              Partner and each Parent (a) on an annual basis, within 90 days after the end of each year, an audited balance sheet, related statements of operations and statements of cash flow; (b) on a quarterly basis, within 45 days after the end of each calendar quarter, an unaudited balance sheet and related statements of operations and statements of cash flow; (c) on a monthly basis, within 30 days after the end of each calendar month, an unaudited balance sheet and related statements of operations and statements of cash flow;
                              and (d) such other information about the Partnership's affairs as reasonably requested by a Partner or Parent. Such annual, quarterly and monthly information will be prepared in accordance with generally accepted accounting principles (subject, in the case of such quarterly and monthly information, to normal year-end adjustments) and in a form which permits comparison to the annual operating budget for the corresponding period and, in the case of such annual and quarterly information, to the corresponding results for the prior year.

23

Business
Restrictions:                 The Partnership will not engage in any
                              activity which would result in either
                              Parent or any of its affiliates being
                              deemed to violate applicable FCC laws
                              and regulations or other applicable
                              United States laws.

Further
Acquisitions:                 It is the intention of both parties that
                              the Partnership (and any other
                              partnership formed between affiliates of the Parents to acquire Stations, with each subsequent reference in this section to the Partnership referring to the Partnership or any such other partnership, as the case may be) acquire in the aggregate two Stations (the
                              "Additional Stations") in addition to
                              the Original Stations.  Each Parent
                              will, except as described in
                              paragraph (C) of this caption and
                              without giving effect to any Preferred
                              Interest or Preferred Equalization
                              Interests, contribute 50% of the
                              acquisition costs (including the costs
                              and expenses associated with negotiating and effecting such acquisition) of, and have an indirect 50% economic interest in, each Additional Station, regardless of whether such Station is a VHF channel or a UHF channel. In furtherance of the foregoing objectives, the parties agree as follows:

                              (1) CBS will prepare (and update as
                              necessary from time to time to reflect
                              Network affiliation changes) a list
                              reasonably acceptable to Group W (the
                              "Eligible List") of the VHF Stations in
                              the top 30 geographic markets in the
                              United States that reflect generally
                              acceptable potential acquisition
                              targets;

                              (2) until the Additional Station
                              Requirement (as defined below) has been
                              satisfied, each of CBS, Group W and
24

                              their respective subsidiaries will grant the Partnership a right of first opportunity to purchase with respect to each Eligible Acquisition Opportunity
                    *         (as defined below) (other than




                              presented to such party (the Parent of
                              such party being referred to as the
                              "Offeror Parent"), and CBS will further
                              grant to the Partnership a right of
                              first opportunity to purchase a Station
                    *                                that would be an
                              Eligible Acquisition Opportunity but for the fact that such Station was not included on the Eligible List; provided, that, if any Station to be offered to the Partnership pursuant to this clause (2) is a UHF Station, CBS may condition such offer to the Partnership on (A) CBS' retaining the attributable interest and operational control of any such Station (which would involve the use of a partnership other than the original Partnership in which CBS retained voting control of the managing general partner thereof to the same extent as Group W shall have such control in the original Partnership) and/or (B) a reservation of CBS' right to terminate the affiliation agreement, which would require that the Partnership then sell any such Station, in the event that CBS has an opportunity to affiliate with, or acquire, a VHF Station or a stronger UHF Station in the applicable geographic market (subject to CBS' offering any such further acquisition opportunity to the original Partnership (in the case of the acquisition of a VHF Station) or the Partnership (in the case of a stronger UHF Station)), in which event such formerly owned UHF Station will no longer count as one of the two Additional Stations;


*Confidential portion omitted and filed separately
25

                              (3) if the other Parent (the "Offeree
                              Parent") causes the Partnership to
                              reject such Eligible Acquisition
                              Opportunity or such other acquisition
                              opportunity offered pursuant to
                              clause (2) above, the Offeror Parent
                              (but not the Offeree Parent) is then
                              free to make such acquisition outside of the Partnership; and

                              (4) if an Offeree Parent causes the
                              Partnership to reject three Eligible
                              Acquisition Opportunities that consist
                              of the opportunity to acquire 100% of an Eligible Station within a 36-month period, then the Offeror Parent (in such circumstance being referred to herein as the "Controlling Parent") shall have the unilateral right, without the consent of the Offeree Parent (in such circumstance, the "Non-Controlling
                              Parent") and until the Additional
                              Station Requirement has been satisfied,
                              (A) if Westinghouse becomes the
                              Controlling Parent, to cause the
                              original Partnership, or (B) if CBS
                              becomes the Controlling Parent, to cause a new partnership substantially identical to the original Partnership to be formed and to cause such new partnership, to accept one or two such Eligible Acquisition Opportunities as may be necessary to acquire both Additional Stations, subject to the following limitations:

                                 (A) no such Eligible Acquisition
                                 Opportunity may involve the
                                 acquisition of an Eligible Station
                                 that was previously offered to the
                                 Partnership and rejected by the
                                 Non-Controlling Parent;

                                 (B) the price paid for the
                                 Additional Station being acquired
                                 in such Eligible Acquisition
                                 Opportunity shall not exceed the
                                 Maximum Price (as defined below);

26

                                 (C) the Non-Controlling Parent
                                 shall not be required to contribute
                                 more than the outstanding Available
                                 Commitment Amount (as defined
                                 below) for any such Eligible
                                 Acquisition Opportunity; provided
                                 that if the cost of completing such
                                 Eligible Acquisition Opportunity
                                 exceeds the sum of both Parents'
                                 Available Commitment Amounts (such
                                 excess being referred to herein as
                                 the "Shortfall Amount"), the
                                 Controlling Parent shall have the
                                 option of contributing to the
                                 Partnership an amount equal to such
                                 Shortfall Amount, which would
                                 entitle the Controlling Parent to
                                 the corresponding increased
                                 percentage interest in such
                                 Station, subject to the right of
                                 the Non-Controlling Parent to elect
                                 to contribute up to one-half of the
                                 Shortfall Amount to the Partnership
                                 to preserve its relative 50/50
                                 interest in such Station (in which
                                 event the Controlling Parent's
                                 additional contribution would be
                                 reduced on a dollar-for-dollar
                                 basis); provided, however, that,
                                 notwithstanding the foregoing, CBS
                                 hereby agrees not to acquire a
                                 greater than 50% economic and
                                 voting interest in any Additional
                                 Station held by the original
                                 Partnership; and

                                 (D) at the option of either Parent,
                                 in lieu of satisfying all or a
                                 portion of each Parent's
                                 requirement to make a cash
                                 contribution equal to its Available
                                 Contribution Amount referred to in
                                 clause (C) above, the Partnership
                                 will incur indebtedness up to such
                                 aggregate amount, to the extent it
                                 can prudently do so on a non-
                                 recourse basis to the Partners or
27

                                 the Parents; the proceeds of such
                                 borrowing being allocated for the
                                 benefit of the Parents in
                                 accordance with their respective
                                 interests in the Partnership and
                                 used to satisfy their respective
                                 obligations to fund up to their
                                 Available Contribution Amounts for
                                 the Partnership's consummation of
                                 an Eligible Acquisition
                                 Opportunity.

                              "Additional Station Requirement" shall
                              have been satisfied when (i) the
                              Partnership has acquired both Additional
                              Stations, (ii) Group W and CBS have
                              mutually agreed in writing to deem such
                              requirement to have been satisfied or
                              (iii) (A) four years have elapsed
                              following the date on which a definitive agreement is executed with respect to the Exchange (or the sale of Group W's Philadelphia Station) or (B) five years have elapsed following the date of this Summary, in each case if the Partnership has not then acquired both Additional Stations.

                              "Available Commitment Amount" with
                              respect to each Parent means
                              $250,000,000, minus such Parent's share
                              of the cost of the first Additional
                              Station acquired by the Partnership.

                              "Eligible Acquisition Opportunity" shall
                              mean the opportunity presented by an
                              Offeror Parent for the Partnership to
                              acquire more than a 50% interest in an
                              Eligible Station from a bona fide seller
                              unaffiliated with the Offeror Parent
                              (unless otherwise consented to by the
                              Offeree Parent) on bona fide,
                              arms'-length terms, subject to normal
                              and customary closing conditions (unless
                              otherwise consented to by the Offeree
                              Parent) and, if the Offeree Parent so
                              elects within five Business Days
28

                              following the Offeror Parent's
                              presentation of the opportunity, on
                              terms that an independent investment
                              bank has concluded in a written opinion, delivered within 15 days following selection of such investment bank, are fair, from a financial point of view, to the Partnership (such investment bank, the cost of which shall be borne by the Partnership, having been selected by the Parents within three Business Days following the election by the Offeree Parent to obtain such opinion, or if they cannot agree within such three-Business Day period, by the Offeree Parent within one Business Day from a list of three nationally-known investment banks prepared by the Offeror Parent within one Business Day following such three-Business Day period); provided, however, that an Eligible Acquisition Opportunity shall not include (i) the opportunity to acquire less than a majority interest in an Eligible Station, (ii) the acquisition of an Eligible Station in connection with the acquisition of other assets (or of a company that owns assets other than television stations), so long as the acquisition of the Eligible Station is not a primary reason for the acquisition, or (iii) unless the Offeror Parent elects otherwise in its sole discretion, the opportunity to acquire an interest in an Eligible Station or Eligible Stations by means of a swap or exchange of one or more of the Offeror Parent's existing owned Stations for such Eligible Station or Eligible Stations.

                              "Eligible Station" shall mean a Station
                    *         that





*Confidential portion omitted and filed separately
29




                              "Maximum Price" shall mean, with respect to any Additional Station to be acquired by the Partnership at the sole direction of a Controlling Parent, a purchase price which, when compared to the trailing 12-month cash flows of such Additional Station, yields a cash flow multiple not in excess of the Maximum Multiple.

                              The "Maximum Multiple" shall initially
                    *         be




Tax Matters:                  The Partnership shall timely cause to be
                              prepared partnership tax returns and
                              shall provide such information as will
                              enable each Parent to file its United
                              States federal, state and local tax
                              returns.

Events of Default:            Events of Default with respect to a
                              Partner or a Parent shall include:

                              (a) a transfer by such Partner of its
                              interest in the Partnership, other than
                              in accordance with the provisions of the Partnership Agreement as described under "Transfers of Interests" below;

                              (b) such Partner (i) ceasing to be a
                              special purpose majority-owned
                              subsidiary of Westinghouse or Group W
                              (or, in the case of SPC B, SPC B's
                              minority voting interest and nonvoting
                              interest ceasing to be owned by CBS or a majority-owned subsidiary of CBS), other than in accordance with the provisions of the Stockholders' Agreement (as defined below) as described under "Transfers of Interests" below, or
                              (ii) in the case of either Partner,


*Confidential portion omitted and filed separately
30

                              ceasing to have at least one director
                              unaffiliated with Group W or CBS;

                              (c) Group W ceasing to be at least a
                              majority-owned subsidiary of
                              Westinghouse;

                              (d) the filing of bankruptcy or the
                              commencement of any other insolvency
                              proceeding with respect to such Partner;
                              or

                              (e) any material breach by such Partner
                              or such Parent of the Partnership
                              Agreement, the Stockholders' Agreement
                              or the SPC B charter.

Remedies:                     In the event that either Partner or
                              Group W, on the one hand, or CBS, on the
                              other hand, shall not cure an Event of
                              Default occurring with respect to it (a
                              "Defaulting Parent") prior to the
                              expiration of the applicable cure period
                              (which shall include a 60-day cure
                              period for an involuntary bankruptcy or
                              insolvency proceeding with respect to a
                              Partner), CBS or Group W, respectively
                              (the "Non-Defaulting Parent"), shall
                              have the right to cause the purchase of
                              such Defaulting Parent's indirect
                              interest in the Partnership for its
                              Appraised Value.  "Appraised Value"
                              shall be such Parent's share of the
                              value of the Partnership's net assets on
                              a going concern basis (without giving
                              effect to any discount for the lack of
                              voting rights, the lack of liquidity of
                              interests in the Partnership or other
                              customary discounts) based on its share
                              of each Partner's Percentage Interest,
                              any Preferred Interest and any Preferred
                              Equalization Interest, as determined
                              jointly by two independent appraisers
                              chosen by the Non-Defaulting Parent and
                              the Defaulting Parent, respectively;
                              provided, however, that if such two
                              appraisers are unable to agree upon the
31

                              valuation, such appraisers shall choose
                              a third independent appraiser, which
                              shall determine the Appraised Value.
                              The Non-Defaulting Parent will have
                              30 days from the date of such
                              determination to elect to exercise its
                              right to make such purchase, the closing of which would be within 90 days after such exercise (or such later date as may be required in order to obtain any necessary regulatory approvals in connection therewith).

Transfers of
Interests:                    Except as expressly permitted below, no
                              Partner shall have the right, directly
                              or indirectly, to sell, transfer, assign or hypothecate its interest in the Partnership or in the capital or profits of the Partnership; provided, however, that a change of control of either
                              Parent shall not be deemed to be a
                              transfer of an interest in the
                              Partnership by a Partner.

                              The Parents will enter into a
                              stockholders' agreement (the
                              "Stockholders' Agreement") that will
                              provide, inter alia, that for a period
                              (the "Restricted Period") of three years
                              following the date the Partnership
                              acquires its first Station (whether by
                              purchase or contribution) (or, solely
                              with respect to one Parent, such earlier
                              date as a Change of Control (as defined
                              below) with respect to the other Parent
                              shall have occurred), neither Parent
                              shall have the right to sell, transfer,
                              assign or hypothecate its interest in
                              either Partner; provided, however, that
                              (i) Westinghouse shall be entitled at
                              any time to sell up to a less than 50%
                              interest in Group W, the owner of
                              Westinghouse's indirect interests in
                              SPC A and SPC B, and Group W shall be
                              entitled to sell up to a less than 50%
                              interest in any subsidiary that holds
32

                              Westinghouse's indirect interests in
                              SPC A and SPC B (in either case subject
                              to Westinghouse always owning directly
                              or indirectly more than a 50% interest
                              of its initial indirect interest in
                              SPC A and SPC B), (ii) CBS shall be
                              entitled at any time to sell up to a 49% interest in a corresponding company that CBS may establish to hold its interest in SPC B and (iii) CBS shall be entitled at any time to spin off to its shareholders its interest in SPC B or to transfer such interest to a subsidiary and spin off such subsidiary to its shareholders, in which event Group W shall then have the same option to require CBS to repurchase Group W's indirect interest in the Partnership as is described with respect to a CBS Change of Control in the second-to-last paragraph under this heading "Transfers of Interests", in each case described in clause (i), (ii) or (iii) above without regard to the remaining paragraphs in this caption.

                              A "Change of Control" of a Parent is
                              defined to occur when (i) any person (as
                              such term is used in Sections 13(d) and
                              14(d) of the Securities Exchange Act of
                              1934, as amended) is or becomes the
                              beneficial owner (as such term is used
                              in such Section 13(d)), directly or
                              indirectly, of more than 35% of the
                              total voting power of the voting stock
                              of such Parent, (ii) CBS sells,
                              exchanges or otherwise transfers or
                              disposes of control of the Network or
                              (iii) during any one-year period,
                              individuals who at the beginning of such
                              period constituted the Board of
                              Directors of such Parent (together with
                              any new directors whose election by such
                              Board of Directors or whose nomination
                              for election by stockholders was
                              approved by a majority of the directors
                              who were in office at the beginning of
33

                              such period or whose election or
                              nomination for election was previously
                              so approved) cease, as a result of a
                              single corporate control transaction or
                              a group of such related transactions, to constitute a majority of the Board of Directors of such Parent then in office.

                              At any time after the end of the
                              Restricted Period (or earlier if, as a
                              result of a change in law or regulation, a Parent is prohibited from continuing to own its interest in the Partner(s)), either Parent shall be permitted to sell, transfer, assign or hypothecate all (but not less than all) its indirect interest in the Partnership (including any Preferred Interest and Preferred Equalization Interest) to a third party subject to the right of first refusal of the other Parent specified in the second succeeding paragraph; provided, however, that if Westinghouse elects to cause Group W's interests in SPC A and SPC B to be sold, such sale must be to a single buyer who in turn agrees not to divide ownership of such interests or to change the form of such ownership without the consent of CBS.

                              Notwithstanding anything to the
                              contrary, Westinghouse will be permitted
                              at its option to cause SPC A to sell its
                              interest in the Partnership directly
                              rather than selling Group W's interest
                              in SPC A; provided, however, that any
                              such sale must also include a sale of
                              Group W's interest in SPC B to the same
                              single buyer, who in turn must have
                              agreed not to divide ownership of such
                              interests without the consent of CBS.
                              In addition, CBS will have the right, at
                              its sole option, rather than simply
                              selling its interest in SPC B, to sell
                              an equivalent direct interest in the
                              Partnership, which would be created by
                              the parties' amending the Partnership
34

                              Agreement to move voting control from
                              SPC B to SPC A and to cause the
                              ownership interests in the Partnership
                              to be readjusted appropriately to
                              reflect the dissolution of SPC B.

                              At any time after the end of the
                              Restricted Period, if either Parent
                              desires to sell, transfer or assign all
                              (but not less than all) its interest in
                              the Partners (or the Partnership), such
                              Parent (the "Selling Parent") shall
                              provide written notice to the other
                              Parent (the "Remaining Parent")
                              indicating the Selling Parent's
                              intention to sell its interest in the
                              Partners (or the Partnership).
                              Thereafter, the Selling Parent shall be
                              free to negotiate with any third party
                              to obtain an offer to buy the Selling
                              Parent's interest.  At any time the
                              Selling Parent receives a bona fide,
                              fully financed offer from a third party
                              (it being understood that the financial
                              wherewithal of the third party to
                              fulfill the ongoing obligations of the
                              Selling Parent, if any, shall be
                              considered in determining whether such
                              third party's offer is bona fide), the
                              Selling Parent will provide written
                              notice of the terms of such offer to the
                              Remaining Parent, including the identity
                              of the prospective buyer, the price
                              offered, the terms of the prospective
                              buyer's financing and the other
                              principal terms of the offer.  Following
                              such notice, the Remaining Parent shall
                              have 45 days in which to provide in
                              writing to the Selling Parent its  bona
                              fide and fully financed irrevocable
                              offer to purchase the Selling Parent's
                              interest on the same or better terms
                              (including price and the other key
                              terms) as the third party's offer.  In
                              the event the Remaining Parent makes
                              such a matching offer, the Selling
                              Parent may thereafter sell such interest
35

                              to the Remaining Parent on such terms,
                              sell such interest to a third party (but only to the extent that the terms paid by such third party are superior to the terms offered by the Remaining Parent and subject to the Remaining Parent's right to match the superior offer) or continue to hold the interest in the Partners (or the Partnership).
                              Moreover, to the extent the Remaining
                              Parent would be prohibited from
                              purchasing such interest as a result of
                              the FCC's attribution-of-ownership
                              rules, the Remaining Parent shall be
                              entitled to assign its right of first
                              refusal to a third party proposed by the Remaining Parent.

                              In addition, at any time following the
                              end of the Restricted Period, if either
                              Parent elects to sell its interests in
                              the Partner (or the Partnership), the
                              other Parent will have the tag-along
                              right to sell its interest in the
                              Partner(s) (or the Partnership) along
                              with and on the same terms as any such
                              sale by the first Parent.

                              If a Change of Control of CBS occurs,
                              then Group W will have the option to
                              require CBS to repurchase Group W's
                              indirect interest in the Partnership for
                              its Appraised Value, to the extent CBS
                              would then be permitted to purchase such
                              Stations under the FCC's attribution-of-
                              ownership rules.  Such option will be
                              exercisable by Group W if it delivers to
                              CBS, within 90 days following the
                              occurrence of such Change of Control,
                              written notice of its irrevocable
                              election to exercise such option.  If
                              exercised, both parties will seek to
                              consummate such repurchase as soon as
                              reasonably practical following such
                              exercise.  The foregoing right, together
                              with the right set forth in the second
                              paragraph under "Definitive Agreements;
36

                              Conditions", shall collectively
                              represent the sole right of Group W that is exercisable as a result of a Change of Control of CBS, and such Change of Control shall not otherwise affect any of the affiliation agreements and other contractual arrangements between the parties.

                              Finally, in the event of a termination
                              by the Network of the Affiliation
                              Agreement for a Station or a breach by
                              the Partnership of the carriage
                              requirements of such Affiliation
                              Agreement entitling the Network to
                              terminate such Affiliation Agreement,
                              CBS shall have the right, in its sole
                              discretion and in addition to any of the rights and remedies accruing to CBS or the Network as a result thereof, whether under the Affiliation Agreement or described elsewhere herein, (i) to cause Group W to purchase such Station from the Partnership for its Appraised Value or (ii) to cause Group W to purchase CBS's entire interest in SPC B for its Appraised Value.

Withdrawal;
Termination;
Winding Up, Liquidation
and Dissolution:              No Partner shall withdraw from the
                              Partnership or take any action to
                              dissolve, terminate or liquidate the
                              Partnership or to require apportionment
                              or appraisal of the Partnership or any
                              of its assets except as specifically
                              permitted in the Partnership Agreement,
                              and each Partner shall waive any rights
                              to take such actions under applicable
                              law.

                              The Partnership shall dissolve upon
                              (a) the sale of all or substantially all
                              its assets; (b) the written agreement of
                              both Partners (which for SPC A shall
                              require a majority vote of its directors
37

                              and a 75% vote of its stockholders and
                              for SPC B shall require a majority vote
                              of the Board and a 75% vote of the
                              Stockholders); or (c) at the option of
                              CBS, if either Partner is bankrupt or
                              insolvent or a voluntary or involuntary
                              petition has been filed for any
                              arrangement, reorganization,
                              receivership or trusteeship or is
                              subject to insolvency proceedings
                              (subject to a 60-day cure period for
                              involuntary bankruptcy or insolvency
                              proceedings).

                              Upon a dissolution of the Partnership,
                              all the business and affairs of the
                              Partnership will be liquidated and wound up. After payment of all debts of the Partnership (including debts to the Partners and their affiliates) and the expenses of the liquidation, the proceeds of the liquidation will be distributed in the following order and priority: (a) first, to the payment of any required distributions not yet paid (including the payment of any amounts payable in respect of any Preferred Interest (including, without limitation, the right of SPC B or SPC A, as applicable, to receive the payment described in the third paragraph under "Preferred Interest" above) and any Preferred Equalization Interest); and
                              (b) second, to the Partners pro rata in
                              accordance with their respective
                              Percentage Interests.  Upon any
                              liquidation of the Partnership
                              Agreement, the Master Service Agreement
                              will be terminated after appropriate
                              transitional arrangements are made.

Certain Additional
Terms Relating to the
Partners:                     Each Partner (or, if Group W elects to
                              form SPC A as a partnership, the general
                              partner of such partnership) will be a
                              "bankruptcy remote" corporation, formed
38

                              solely for the purpose of holding
                              interests in the Partnership (or acting
                              as general partner of SPC A), and will
                              not incur any indebtedness or guarantee
                              the obligations of any other entity. In addition, SPC A will require a unanimous vote of its Board of Directors and a 75% vote of its stockholders (or its general partner's Board of Directors and stockholders), and SPC B will require a majority vote of the Board and a 75% vote of the Stockholders, to commence a bankruptcy or insolvency proceeding.
                              SPC A (or such general partner) and
                              SPC B will at all times have at least
                              one director who is not a director,
                              officer, employee or significant
                              stockholder of either Parent or any of
                              their controlled affiliates.  The
                              Parents will agree not to change the
                              charter of either Partner (or general
                              partner) or to permit the merger of
                              either Partner (or general partner) into any other entity without the prior written consent of the other Parent.

Definitive Agreements;
Conditions:                   Definitive agreements with respect to
                              the organization of the Partners and
                              consummation of the Partnership will be
                              subject to customary and appropriate
                              conditions, including without limitation
                              obtaining all required regulatory and
                              other approvals and will include
                              customary representations and warranties
                              (with indemnities for breaches thereof),
                              including representations and warranties
                              as to financial statements and
                              covenants, including covenants
                              pertaining to the operations of the
                              parties' respective Philadelphia
                              Stations during the period between
                              execution of such agreements and
                              closing.  Each party's obligation to
                              close will be conditioned on, among
                              other things, both parties having
                              received legal opinions from outside
39

                              counsel dated as of the closing as to
                              the consummation of the Partnership not
                              causing a breach of the respective
                              Parent's debt agreements.  Failure to
                    *         satisfy all such conditions by
                              following execution of this
                    *         Summary (or,







                              will result in the termination of all
                              obligations to proceed with the
                              transactions contemplated with respect
                              to the Partnership.

                              In addition, if a Change of Control
                              (defined for these purposes to include
                              the execution of a definitive agreement
                              pursuant to which a Change of Control
                              will occur upon consummation thereof) of CBS or Westinghouse occurs following the execution of this Summary and prior to execution of a definitive agreement to effect (a) the Exchange, (b) the sale of Group W's Philadelphia Station or
                              (c) the acquisition of an Additional
                              Station, then Group W or CBS,
                              respectively, will have the right,
                              exercisable within 60 days following
                              such Change of Control by delivery of
                              written notice to the other party, to
                              terminate this transaction (and the
                              sales rep and production/distribution
                              transactions) or the Partnership
                              Agreement and all obligations to proceed with the transactions contemplated with respect thereto and to cause the liquidation of the Partnership.

Governing Law:                Delaware will be specified as the
                              governing law for the Partnership
                              Agreement, and New York will be
                              specified as the governing law for the


*Confidential portion omitted and filed separately
40

                              other agreements to be entered into
                              among the Partnership, the Partners and
                              the Parents.

Confidentiality;
Press Releases:               The parties hereto agree that this
                              Summary and all information with respect to the transactions contemplated by this Summary and all discussions and negotiations between the parties with respect to this Summary and the transactions contemplated hereby are strictly confidential and shall be governed by terms substantially identical to those set forth in the confidentiality agreement dated
                              September 23, 1993, among CBS,
                              Westinghouse and Group W.  Prior to the
                              closing, all press releases and any
                              other forms of publicity will be
                              coordinated and, to the extent
                              practicable, approved by both Parents in advance. The parties will agree upon an initial joint press release.

Expenses:                     Unless otherwise specifically provided
                              (such as with respect to the Exchange,
                              the acquisition of Additional Stations
                              and any severance and other one-time
                              only costs associated with the
                              contribution of the Original Stations),
                              each party will be responsible for its
                              own expenses incurred in connection with the transaction.

No Solicitation;
Access: For the period prior to the execution of a definitive agreement with respect to this Summary (after which the "first opportunity to purchase" provisions described under "Further Acquisitions" above will apply), neither Parent shall, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or
41

                              representative of, such Parent or any of its subsidiaries to (without the prior written consent of the other Parent), directly or indirectly, (i) solicit, initiate or encourage the submission of, any proposal to sell, or enter into a joint venture, partnership or other business combination with respect to its respective Philadelphia Stations, or any proposal that such Parent acquire more than a 50% ownership interest in another
                    *         Station



                                        (B) CBS's acquisition of a
                              Station or Stations pursuant to the
                              Exchange and (C) either party's
                              acquisition of a Station or Stations to
                              be offered to the Partnership (including any other partnership between affiliates of the Parents) in accordance with the provisions described under "Further Acquisitions" above) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such proposal referred to in clause (i) above. Each Parent promptly shall advise the other Parent orally and in writing of any such request for information or of any such proposal or any inquiry with respect to or which could lead to any such proposal, the identity of the person making such proposal or inquiry and the material terms and conditions thereof. Each party will provide to the other reasonable access to the books, records, contracts, properties and personnel of the other party relating to its contributed assets (as well as access to its accountants and counsel) in order to perform a due diligence review.


*Confidential portion omitted and filed separately
42


Definitive
Documentation:                The parties hereby agree to prepare and
                              enter into definitive documentation with respect to the terms and provisions described in this Summary, including the agreements referred to herein and any other agreements or documents necessary to more fully effectuate the purposes of the parties as set forth in this Summary, promptly following the execution and delivery of this Summary.
                              This Summary shall constitute a binding
                              commitment by both parties to take such
                              actions; provided, however, that nothing contained herein shall be deemed to create, as of the date of this Summary, a partnership between CBS, on the one hand, and Westinghouse and Group W, on the other hand, or to make CBS, on the one hand, or either of Westinghouse or Group W, on the other hand, an agent of the other for any purpose, none of CBS, Westinghouse or Group W will take any action to create an appearance otherwise, and each of CBS, Westinghouse and Group W shall use reasonable efforts to avoid an appearance otherwise.

                              The parties will agree upon a timetable
                              and an allocation between their
                              respective counsel of responsibility for supplying initial drafts of the definitive documentation. Such definitive documentation shall contain provisions relating to the matters contemplated by this Summary and, among other things, such indemnities, covenants, representations and warranties, events of default and termination rights as are agreed upon by all such parties.

                              This Summary may be executed in one or
                              more counterparts, each of which when so
                              executed and delivered shall be an
                              original, but all such counterparts
                              shall together constitute but one and
                              the same instrument.  Neither party
43

                              shall be entitled to assign its rights
                              under this Summary other than in
                              accordance with the provisions governing transfers of interests in the Partners and the Partnership described above under "Transfers of Interests", and any purported assignment in violation of the foregoing shall be deemed null and void. This Summary shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Summary shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws.

                              CBS INC.,

                                by /s/Peter W. Keegan

                                  Name:  Peter W. Keegan
                                  Title: Executive Vice
                                         President and Chief
                                         Financial Officer

                              WESTINGHOUSE BROADCASTING COMPANY,
                              INC.,

                                by /s/Willard C. Korn

                                  Name:  Willard C. Korn
                                  Title: President & CEO

Dated as of October 21, 1994

Accepted and agreed with respect
to the following sections:
"Contributions", "Further Acquisitions",
"Events of Default", "Remedies",
"Transfers of Interests", "Confidentiality;
Press Releases", "Expenses", "No Solicitation;
Access" and "Definitive Documentation"

WESTINGHOUSE ELECTRIC CORPORATION,

  by /s/Willard C. Korn

    Name:  Willard C. Korn
    Title: Vice President